Exhibit 99.1

March 24, 2016
FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen
Manager, Communications	Vice President, Investor Relations
(614) 460-5544	(219) 647-5688
kstammen@nisource.com	rghulen@nisource.com
Wayne S. DeVeydt to Join NiSource Board of Directors
MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced that on March 22, 2016 its Board of Directors elected Wayne S. DeVeydt to the Board.
DeVeydt currently serves as executive vice president and chief financial officer at Indiana-based Anthem, Inc., a position he’s held since 2007. Prior to his role as Anthem’s CFO, he served as senior vice president and chief accounting officer at Anthem and before that was a partner at PricewaterhouseCoopers LLP.
"Wayne brings a strong complement of financial and leadership acumen to our already-experienced Board of Directors," said NiSource Board Chairman Richard L. Thompson. "Wayne’s experience in a regulated industry, including significant experience in capital markets, corporate governance, risk management and strategic planning will be a great asset as NiSource executes on its robust long-term utility investment programs that continue to deliver enhanced value for customers and shareholders."
DeVeydt is a board member of the U.S. Chamber of Commerce and the Cancer Support Community, Central Indiana. He is also a member of the Boys & Girls Clubs of America Board of Governors. He previously served as a board member for the YMCA of Greater Indianapolis and The Children’s Museum of Indianapolis.
DeVeydt received a bachelor’s degree in accounting from the University of Missouri in St. Louis.
As part of NiSource's commitment to contemporary governance practices, shareholders elect members of the NiSource Board of Directors for one-year terms at the company's annual shareholders meeting. All current directors, including DeVeydt, will be up for re-election at this year’s NiSource annual shareholders meeting.
About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s more than 7,500 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability - North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

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